EXHIBIT 10.1

TERMINATION AGREEMENT

Termination Agreement dated March 30, 2019 (this “Termination Agreement”), between Thomas Bold, an individual (the “Consultant”), and RenovaCare, Inc., a Nevada corporation having its principal office at 9375 East Shea Blvd., Suite 107-A, Scottsdale, AZ 85260 (the “Company”, and together with the Consultant, the “Parties”, and each, a “Party”).

WHEREAS, the Parties have entered into an At-Will Consulting Agreement dated November 28, 2013 (the “2013 Consulting Agreement”);

WHEREAS, pursuant to the terms of the 2013 Consulting Agreement, the Consultant served, at various times, as the Company’s Chief Executive Officer, President, Interim Chief Financial Officer and as a member of the Company’s Board of Directors; and

WHEREAS, the Parties hereto desire to terminate the 2013 Consulting Agreement on the terms and subject to the conditions set forth herein; and

WHEREAS, the Company has re-engaged Consultant pursuant to a Consulting Agreement dated March 30, 2019.

NOW, THEREFORE, in consideration of the premises set forth above and other good and valuable consideration, including the entry into the 2019 Consulting Agreement (as defined below) the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. Definitions. Capitalized terms used and not defined in this Termination Agreement have the respective meanings assigned to them in the 2013 Consulting Agreement.

2. Termination of the 2013 Consulting Agreement.

(a) Subject to the terms and conditions of this Termination Agreement, the 2013 Consulting Agreement is hereby terminated as of March 30, 2019 (the “Termination Date”). From and after the Termination Date, except as set forth in Section 3 of this Termination Agreement, the 2013 Consulting Agreement will be of no further force or effect, and the rights and obligations of each of the Parties thereunder shall terminate.

(b) This Termination Agreement shall serve as the Consultant’s resignation, in accordance with the terms of the 2013 Consulting Agreement, from the Company’s Board and as its President, effective as of the date of this Termination Agreement, and the Consultant will not hold himself out as such.

3. Surviving Provisions of the 2013 Consulting Agreement; Other Effects of Termination.

(a) Anything in this Termination Agreement or the 2013 Consulting Agreement to the contrary notwithstanding, Sections 4(b), 6, 7, 8, 9(c), (d), (e) and (f), 10, 14 and 21, of the 2013 Consulting Agreement shall survive its termination and such provisions shall remain in full force and effect and Consultant acknowledges his continuing obligations thereunder.

(b) The Company shall pay Consultant his Monthly Fee through March 31, 2019 and Consultant’s Business Expense Reimbursements incurred by Consultant in accordance with the terms of the 2013 Consulting Agreement through the Termination Date; the full payment to Consultant of the Monthly Fee through March 31, 2019 and Consultant’s Business Expense Reimbursements incurred by Consultant in accordance with the terms of the 2013 Consulting Agreement through the Termination Date, shall, except as provided in subsections (c) and (d) below, completely and fully discharge and constitute a release by you of any and all obligations and liabilities of the Company to you, including, without limitation, the right to receive any other compensation under the 2013 Consulting Agreement, and you shall not be entitled to any severance compensation of any kind, and shall have no further right or claim to any compensation, or severance compensation under this Agreement or otherwise against the Company or its affiliates, from and after the Termination Date.

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(c) The Company will continue to (i) indemnify Consultant for claims arising by virtue of Consultant’s service as an officer and director of the Company and will provide Consultant with an indemnification agreement having the same terms and conditions as those provided to other current or former officers of the Company; and, (ii) will include Consultant as a named insured in any Director and Officer Liability Policy maintained by the Company, from time to time, for a period of at least six (6) years following the Termination Date.

(d) Consultant further agrees to assist the Company (and its counsel), at the Company’s request and expense, to further perfect Consultant’s assignment to the Company of Consultant’s or his designee’s entire right, title and interest worldwide in all Discoveries and Works, Trade Secrets, and any associated intellectual property rights and to further assist the Company’s counsel in any reasonable manner to obtain and enforce for the Company’s benefit patents, copyrights, maskworks, and other property rights in such Discoveries and Works, and any associated intellectual property rights, in any and all countries, and Consultant agrees to execute, when requested, patent, copyright or similar applications and assignments to the Company and any other lawful documents deemed necessary by the Company to carry out such assignments and filings. Consultant acknowledges that such request may be made by the Company at any time after the date of this Agreement. Consultant hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Consultant’s agent and attorney-in-fact, to act for and in Consultant’s behalf and stead to execute and file any such instruments and papers and to do all other lawfully permitted acts to further the application for, prosecution, issuance, maintenance or transfer of letters patent, copyright, mask work and other registrations related to such Company Inventions. This power of attorney is coupled with an interest and shall not be affected by Consultant’s subsequent incapacity.

4. Representations and Warranties. Each Party hereby represents and warrants to the other Party that:

(a) It has the full right, power and authority to enter into this Termination Agreement and to perform his or its obligations hereunder.

(b) The execution of this Termination Agreement by the individual whose signature is set forth at the end of this Termination Agreement on behalf of such Party, and, the delivery of this Termination Agreement by such Party, has been duly authorized.

(c) This Termination Agreement has been executed and delivered by such Party and (assuming due authorization, execution, and delivery by the other Party hereto) constitutes the legal, valid and binding obligation of such Party, enforceable against such Party in accordance with its terms, except as may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws and equitable principles related to or affecting creditors' rights generally or the effect of general principles of equity.

5. Miscellaneous.

(a) Notices. All notices, demands or requests made pursuant to, under or by virtue of this Termination Agreement must be in writing and sent to the party to which the notice, demand or request is being made by (i) certified mail, return receipt requested, (ii) nationally recognized overnight courier delivery, (iii) by facsimile or email transmission provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party, or (iv) hand delivery as follows:

To the Company:

Renovacare, Inc.

9375 East Shea Blvd.,

Suite 107-A

Scottsdale, AZ 85260

Attention: Harmel S. Rayat

Facsimile: 604-336-8609

Email Address: hsr@renovacareinc.com

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To Consultant:

Thomas Bold

Oranienstr. 18

10999 Berlin

Germany

Facsimile: +49-30-612 01804

Email: t.bold@t-online.de

or, to such other address, facsimile number, or email address, as is specified by a party by notice to the other party given in accordance with the provisions of this Section 7(a). Any notice given in accordance with the provisions of this Section 7(a) shall be deemed given (i) three (3) business days after mailing (if sent by certified mail), (ii) one (1) business day after deposit of same with a nationally recognized overnight courier service (if delivered by nationally recognized overnight courier service), or (iii) on the date delivery is made if delivered by hand, facsimile or email.

(a) Governing Law. This Termination Agreement shall be governed in all respects by the laws of the State of Nevada, without giving effect to its conflicts of law principles. Venue for any dispute arising under this Termination Agreement will lie exclusively in the state or federal courts located in the County of New York of the State of New York. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION HEREWITH OR ARISING OUT OF THIS TERMINATION AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY. This Termination Agreement and each of the terms and provisions hereof may only be amended, modified, waived or supplemented by an agreement in writing signed by each Party.

(b) Assignment. Neither Party may assign, transfer or delegate any or all of its rights or obligations under this Termination Agreement without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed; provided, however, that either Party may assign this Termination Agreement to a successor-in-interest by consolidation, merger or operation of law or to a purchaser of all or substantially all of the Party's assets. No assignment will relieve the assigning party of any of its obligations hereunder. Any attempted assignment, transfer or other conveyance in violation of the foregoing will be null and void. This Termination Agreement will inure to the benefit of and be binding upon each of the Parties and each of their respective permitted successors and permitted assigns.

(c) Counterparts; Delivery by Email or Facsimile. This Termination Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by the Parties and delivered to the other, it being understood that the Parties need not sign the same counterpart. This Termination Agreement may be executed by facsimile or email signature and a facsimile or email signature shall constitute an original for all purposes.

(d) Severability. If any provision of this Termination Agreement is held by a court of law to be illegal, invalid or unenforceable, that provision shall be deemed amended to achieve as nearly as possible the same economic effect as the original provision, and the legality, validity and enforceability of the remaining provisions of this Termination Agreement shall not be affected or impaired thereby.

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(e) Entire Agreement. This Termination Agreement constitutes the entire agreement, and supersedes all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and is not intended to confer upon any party other than the parties hereto any rights or remedies hereunder.

(f) Waiver; Amendment; Modification. No term or provision hereof will be considered waived by the Company, and no breach excused by the Company, unless such waiver or consent is in writing signed by the Company. Any such waiver by the Company of, or consent by the Company to, a breach of any provision of this Termination Agreement by Consultant, shall not operate or be construed as a waiver of, consent to, or excuse of any other or subsequent breach by Consultant. This Termination Agreement may be amended or modified only by mutual agreement of duly authorized representatives of the parties in writing.

(g) Survival. The rights and obligations contained in this Termination Agreement, which by their nature require performance following termination, shall survive any termination or expiration of this Termination Agreement.

(h) Construction. The Parties have participated jointly in the negotiation and drafting of this Termination Agreement. In the event an ambiguity or question of intent or interpretation arises, this Termination Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Termination Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word “including” shall mean including without limitation. Whenever the context may require, any pronouns used in this Termination Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns and pronouns shall include the plural, and vice versa. The headings in this Termination Agreement are solely for the convenience of reference and shall be given no effect in the construction or interpretation of this Termination Agreement. Section references are to sections of this Termination Agreement unless otherwise specified.

[SIGNATURES ON THE FOLLOWING PAGE]

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IN WITNESS WHEREOF, the Parties have executed this Termination Agreement this 30day of March, 2019.

“COMPANY” RENOVACARE, INC.		“CONSULTANT” THOMAS BOLD

By:	/s/ Harmel Rayat	By:	/s/ Thomas Bold
Name:	Harmel S. Rayat	Name:	Thomas Bold
Title:	Chief Executive Officer	Title:

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